ROYALTY AGREEMENT

         This AGREEMENT ("Agreement") made as of April 26, 1996, by and between GARY HANSEN, ANTHONY KANE and BURTON S. ROSKY, as Trustees (hereinafter collectively referred to as the "Trustees") under that certain Trust Agreement dated as of July 27, 1992 for the benefit of Hansen's Juices, Inc., a California corporation (hereinafter referred to as "HJI") as "Licensor" and HANSEN'S JUICE CREATIONS, Limited Liability Company, as "Licensee."

         The Trustees have obtained by assignment the entire right, title and interest in and to the trademark which is registered in the United States Patent and Trademark Office as set forth below, including the goodwill of the business in connection with which it is used and which is symbolized thereby:

Trademark:        Hansen's  (hereinafter referred to as the "Trademark.")

U.S. Trademark Registration Number:         1,258,780

         Licensee desires to use, and to obtain from Licensor the right, license and privilege to use, the Trademark worldwide in conjunction with the manufacture, sale and distribution of fresh brewed coffee, coffee flavored drinks, coffee beans and/or ground coffee, food spreads, and baked goods (all of such products are hereinafter sometimes referred to collectively as "Licensed Goods") and the Licensor is willing to grant such license on the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the mutual covenants of the parties and for other good and valuable consideration, receipt of which is hereby acknowledged by the Licensor, the parties hereto agree as follows:

         1. License. Licensor grants to Licensee an exclusive worldwide right and license to use the Trademark, under the state and federal law and under the auspices and privileges provided by any registration covering said Trademark, on the Licensed Goods. It is expressly agreed between the parties that the Licensor retains the exclusive right to use or license the use of the "Hansen's" mark in connection with the manufacture, sale and/or distribution of goods other than the Licensed Goods.

         Licensee, and any other entity organized by. Licensee for the purpose of manufacturing, selling, and/or distributing the Licensed Goods shall be entitled to use the "Hansen's" name in its company name or any assumed or "doing business" name; provided, however, that Licensee's if its shares are publicly traded on a recognized stock market, shall not be entitled to use the words "beverage(s)" or "juice(s)" in conjunction with the "Hansen's" name in the name of such publicly traded company.

         2. Term. The term of this license shall commence upon receipt by the Licensor of written notice from Licensee of Licensee's election to commence the manufacture, sale and/or distribution of any of the Licensed Goods, provided that such notice shall have been received by the Licensor within three years following the date hereof (The date of such notice is hereinafter referred to as the "Effective Date"). The license granted hereby shall continue thereafter in perpetuity unless (i) terminated by Licensee upon written notice to Licensor given not less than ninety (90) days prior to the end of any "License Year" or
(ii) terminated by the Licensor if, after making the election referred to above, Licensee shall have failed to generate (a) a minimum of $500,000.00 of aggregate "Net Sales" (as defined below) following the Effective Date, or (b) if Licensee shall have failed to generate a minimum of $500,000.00 of aggregate Net Sales of Licensed Goods during any License Year thereafter. Notwithstanding the foregoing, however, if Licensee shall have failed to generate minimum aggregate Net Sales for any License Year, as required in the preceding sentence, but Licensee shall nonetheless elect to pay to Licensor an amount equal to the "Royalties" (as defined below) which would have been payable to Licensor had Licensee generated the required minimum aggregate net sales of Licensed Goods for such License Year, as provided above, then Licensee shall be deemed to have generated the minimum aggregate Net Sales for such License Years as required hereunder and Licensor shall have no right to terminate this license by reason of Licensee's failure to generate minimum aggregate Net Sales in such License Year.

         For purposes of this  License,  a "License  Year" shall mean the twelve
(12) month period  commencing on the Effective Date and each consecutive  twelve
(12) month thereafter.

3. Quality of Goods. Licensee agrees to maintain the quality of goods sold under the Trademark commensurate with the business position of the parties involved. Licensor reserves the right, upon reasonable notice, to enter the premises of Licensee and inspect the quality of goods manufactured, sold and/or distributed by Licensee under the Trademark to insure that the quality of said Licensed Goods is maintained.

         Licensee agrees to allow Licensor's authorized agents to inspect said Licensed Goods manufactured, sold and/or distributed by Licensee under the Trademark at any time desired by Licensor upon reasonable notice and during Licensee's regular business hours.

         In the event that Licensor shall find that the quality of the Licensed Goods has not been maintained by Licensee as required in this Paragraph 3 above, Licensor shall notify Licensee in writing of any such dissatisfaction with the quality of said Licensed Goods and Licensee shall have thirty (30) days in which to bring the quality of such Licensed Goods up to a level reasonably satisfactory to Licensor. If Licensor's complaints are such that a remedy or cure cannot reasonably be completed within said thirty (30) day period, -then Licensee shall commence to cure such dissatisfaction within such thirty (30) day period and shall thereafter diligently and continuously take all reasonable steps to effect such cure or remedy. In the event that Licensee shall fail to perform its obligation to maintain the quality of any Licensed Goods and shall fail to cure such failure as hereinabove provided, Licensor shall have the right to terminate or suspend Licensee's right to manufacture, sell and/or distribute such Licensed Goods so long as the quality thereof shall be below acceptable standards, but nothing herein shall be deemed to terminate, suspend or otherwise affect Licensee's continued right to manufacture, sell and/or distribute any other Licensed Goods which shall be of a quality which is consistent with Licensee's obligations hereunder.

         4. Ownership of the Trademark. The parties agree that Licensor shall retain full ownership of all rights and title in and to said Trademark, subject only to the rights and license granted to Licensee hereunder or under any other license agreement between the parties.

         5. Use of Trademark. Licensee shall, upon request, provide Licensor with representative samples of literature, brochures, signs and advertising materials prepared by the Licensee bearing the Trademark at least fifteen (15) days prior to the first use thereof If Licensor reasonably finds any of said material objectionable, notice of objection citing specifics shall be given to Licensee within eight (8) days after receipt of the materials by Licensor. If the parties cannot resolve the objections among themselves, the matter shall be submitted to arbitration pursuant to Paragraph 18 hereof. When using the Trademark under this Agreement, Licensee shall use its best efforts to comply substantially with all laws pertaining to trademarks in force at any time in any country in which said Licensed Goods are sold. This provisions includes compliance with trademark marking requirements of the country in which said Licensed Goods are sold.

         6. Covenants of Licensor and Licensee.

                  6.1. for a period of three (3) years following the date hereof and so long there-after as this license shall remain in full force and effect the Licensor shall not use or grant others the right to use the Trademark on or in connection with Licensed Goods in any area of the world. If Licensee shall not have served written notice upon Licensor of it election to commence the manufacture, sale and/or distribution of any Licensed Goods within three (3) years following the date hereof or if this License shall be terminated at any time following the Effective Date, Licensor may thereafter grant to others the right or license to use the Trademark on or in connection with Licensed Goods in any area of the world; provided, however, that if Licensor shall propose to grant a license with respect to the use of the Trademark on Licensed Goods to any third party as permitted above, Licensor shall first offer to grant a license upon the same terms and conditions to Licensee, and Licensee shall have the night, for a period of thirty (30) days following its receipt of notice thereof, to elect to enter into a new license agreement with Licensor upon such terms and conditions.

                  6.2 Licensor agrees to maintain at its sole cost and expense the federal registration of the Trademark in the United States in full force and effect, including the filing of any renewals, declarations or affidavits of use, or, if appropriate, to file new applications for registration. Upon written request of the Licensee, Licensor shall use its best efforts to procure the registration of the Trademark or any other trademark (including any label or logo) relating to the Licensed Goods which incorporates or includes the Trademark in any jurisdiction outside of the United States in which
                  Licensee shall have given written notice to Licensor of its bona fide intention to manufacture, sell and/or distribute the Licensed Goods, and shall maintain the same in full force and effect, including the filing of any renewals, declarations or affidavits of use; provided, however, that alI reasonable costs and expenses associated with any such foreign registrations or other filings with respect to the Trademark shall be advanced by the Licensee for the account of Licensor and Licensee shall recoup such costs and expenses only by offsetting or deducting the same from any royalties which may be payable by Licensee to Licensor on account of the sale of any goods bearing the Trademark, or any related trademarks licensed by Licensor to Licensee under this and/or any other license agreement or arrangement between Licensor and Licensee, or from any other monies owing by Licensee to Licensor hereunder or under any other arrangement or agreement between the parties. Without limiting the generality of the foregoing, Licensor shall execute all documents reasonably requested by the Licensee for filing and prosecuting such applications for registration of the Trademark in any jurisdiction throughout the world in which Licensee has a bona fide intention to manufacture, sell and/or distribute the Licensed Goods. Licensor shall also give to Licensee all assistance Licensee reasonably requires including the giving of testimony in any suit, action or proceeding in order to obtain, maintain and protect the Licensee's rights therein and thereto. If Licensor shall not so execute or deliver any such instruments after reasonable opportunity to do so, Licensee shall have the right to do so in Licensor's name, place and stead and Licensee is hereby irrevocably appointed a Licensor's attorney in fact for such purpose, which power is coupled with an interest.

                  6.3 The Trust will take all steps necessary to defend, preserve and maintain all its rights in the Tradename. If the Trust shall fail to comply with the foregoing duties, the Company may so comply in the Trust's name to the extent permitted by law and to the extent necessary to defend or preserve such trademarks, tradenames, service marks or logos. If the Trust shall fail to comply with the foregoing duty, the Company may so comply in the Trust's name to the extent permitted by law and to the extent necessary to defend, preserve, and maintain the Tradename, but all at the Trust's expenses, and the Trust shall promptly reimburse the Company in full for all expenses incurred for the Trust in defending, preserving and maintaining the Tradename. In the event that the Trust Elects to abandon or discontinue the use of any Tradename in any territory, the Company shall have the right to continue the usage of said Tradename in such abandoned territory, provided that the Company pays for all costs, expense, and legal fees with respect to the continued use of said Tradename.

         7. Use of Confusingly Similar Marks. Licensee agrees not to adopt and use, without Licensor's written consent, any marks that are confusingly similar to the Trademark, provided, however, that Licensee may adopt any trademark, logo or label which includes or incorporates the Trademark in conjunction With its sale and distribution of Licensed Goods.

         8. Royalties. Licensee shall pay to Licensor percentage royalties ("Royalties") based upon "Net Sales" of Licensed Goods sold by Licensee during each License Year at the percentage rages set forth on Schedule A annexed hereto or at such other percentage rates as may be agreed between Licensor and Licensee with respect to specific product categories. Royalties shall be payable quarterly within forty five (45) days following the end of each quarter during the License Year.

         As used herein, the term "Net Sales" shall mean (i) the invoice price charged by Licensee on account of the sale of Licensed Goods to customers, sublicensees, distributors or others, less all credits and allowances granted for returned or defective goods, by customers against payment for Licensed Goods; or (ii) all royalties actually received from sublicensees pursuant to any sublicense agreement or arrangement with respect to the manufacturer, sale and/or distribution of the Licensed Goods.

         9. Royalty Reports and Payments. Licensee agrees to make written reports and make royalty payments to Licensor quarterly during each License Year of the term hereof with respect to any Royalties payable to Licensor as provided in Paragraph 8 above. Such written reports shall include an accounting of all Net Sales of Licensed Goods during the preceding quarter and upon which Royalties are payable hereunder. Said reports shall accompany full payment for the Royalties due for the reporting quarter. Licensee also agrees to make a written report to Licensor within forty five (45) days after any expiration or termination of this license, stating in such report an accounting of all Net Sales upon which Royalties are payable hereunder, but which have not be previously reported to or paid to Licensor.

         10. Records. Licensee shall obtain and keep records showing all Net Sales of Licensed Goods and any Royalties due and/or paid as set forth in Paragraph 8 of this license in sufficient detail to enable the Royalties payable to be determined and Licensee agrees to permit such records to be examined from time to time upon reasonable notice to the extent necessary to verify the reports provided for hereunder. Such examination to be made at the expense of Licensor by any auditor appointed by Licensor who shall be acceptable to Licensee, or, at the option and expense of Licensee by a certified independent public accountant appointed by Licensor and approved by Licensee, which approval shall not be unreasonable withheld.

         Default and Termination. Licensor shall have the right to terminate this Agreement by reason of a material breach by Licensee of its duties and obligations hereunder provided that such material breach shall not have been remedied or cured within thirty (30) days following receipt by Licensee of written notice thereof from Licensor, of if Licensor's complaint of a material breach is such that remedy or cure cannot reasonably be completed within said thirty (30) day period, then Licensee shall have commenced to cure such material breach Within such thirty (30) day period and shall thereafter have diligently and continuously taken all reasonable steps to effect such remedy or cure. Such termination shall be without prejudice to any rights that Licensor may otherwise have against Licensee for damages or otherwise.

         In the event of a breach or threatened breach by either party of its obligations under this license, each party acknowledges that the other party may not have any adequate remedy at law and may be entitled to seek such equitable and injunctive relief as may be available to restrain the other party from any violation of the provisions hereof The prevailing party in any such proceeding shall be entitled to reimbursement from the other party of any expenses (including, without limitation, reasonable attorney's fees) incurred in connection with such proceeding. Nothing herein shall be construed as prohibiting either party from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages.

         12. Effect of Termination or Expiration. Upon and after the expiration or termination of this license, all rights granted to Licensee hereunder shall forthwith revert to Licensor and Licensee shall refrain from any further use of the Trademark on Licensed Goods pursuant to this Agreement; provided, however that Licensee may, for a period of one hundred eighty (180) days after the expiration and termination of this license, dispose of any Licensed Goods remaining in the Licensee's inventory or in process of manufactured at the date of termination of this license. In any such event, Licensee shall continue to pay Royalties and furnish statements with respect to any Period subsequent to the termination of this license in accordance with the terms of this license as though the same were still in effect.

         13. Infringement. In the event that either party shall learn or be advised that the Trademark is being infringed by a third party in connection with the sale of Licensed Goods or any other goods under circumstances in which there is created a likelihood of confusion with the Licensed Goods or which could diminish the value of the Trademark, the party having knowledge thereof shall promptly notify the other party of such infringement. Licensor shall have the night to commence an action for infringement, to select counsel and control the prosecution of such action (except that Licensee shall have the right to participate with its own counsel, at its own cost and expense). Should Licensor commence any such action for infringement, Licensor and Licensee shall share equally all damages recovered from that suit after Licensor's costs and expenses of suit have been recouped. In the event that Licensor does not desire to sue for infringement, if shall so notify Licensee promptly that it does not desire to sue, and Licensee shall thereafter have the right, but not the obligation, to sue for infringement in its own name or in the name of the Licensor and Licensee may retain all damages recovered therefrom. The party bringing the infringement suit shall be responsible for all costs and expenses of the suit and shall have the right to select counsel and control and prosecution of such suit. Licensee and Licensor agree to cooperate in any such suit for infringement, at no expense to the other, and provide any needed assistance to the other party. The foregoing notwithstanding, the parties may otherwise agree in writing to share the costs of and recoveries from any such suit.

         14. Indemnification. Licensor assumes no liability to Licensee or to third parties which respect to the sale of Licensed Goods by Licensee under the Trademark, and Licensee shall indemnify Licensor against losses incurred by claims of third parties against Licensor involving the sale by Licensee of Licensed Goods and obtain product liability insurance in the amount of $1,000,000.00 naming Licensor as an insured party and excess liability insurance in the amount of $5,000,000.00 applicable to product liability claims. Licensee shall provide written notice to Licensor of said product liability insurance and shall not cancel the same without thirty (30) days written Notice to Licensor prior to cancellation of the same.

         15. Sublicenses. Licensee may sublicense and/or subcontract the manufacture, sale and/or distribution of Licensed Goods, provided that any sublicense shall be consistent with this license. However, Licensee shall not have the right to grant to third parties licenses relating to the Trademark on any products other than Licensed Goods Without the express written permission of Licensor, except pursuant to any other license agreement or other arrangement between the parties.

         16. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or three (3) days after being sent by registered or certified mail, return receipt requested, postage prepaid, or transmitted by telecopy with oral confirmation, addressed as follows or to such other address of which the parties may be given notice in accordance with this paragraph:



         In the case of the Licensor:
                                                       c/o Burton S. Rosky, Esq.
                                                   Rosky, Landau, Stahl & Sheehy
                                              8383 Wilshire Boulevard, Suite 528
                                                 Beverly Hills, California 90211
                                                        Telecopy: (213) 655-0412

         with a copy to:
                                                          Gary Hansen, President
                                                           Hansen's Juices, Inc.
                                                             875 West 8th Street
                                                         Azusa, California 91702
                                                        Telecopy: (818) 812-6077

         In the case of the Licensee:
                                                        Hansen's Juice Creations
                                          11777 San Vicente Boulevard, Suite 860
                                                   Los Angeles, California 90049
                                                        Telecopy: (310) 826-1252

         and to:
                                                                 Harvey Laderman
                                          11777 San Vicente Boulevard, Suite 860
                                                   Los Angeles, California 90049
                                                        Telecopy: (310) 826-1252

         with a copy to:
                                                           Roger H. Howard, Esq.
                                       Christensen, White, Miller, Fink, Jacobs,
                                                           Glaser & Shapiro, LLP
                                            2121 Avenue of the Stars, 18th Floor
                                              Los Angeles, California 90067-5010
                                                        Telecopy: (310) 556-2920

         17. Assignability. It is mutually understood and agreed that this license shall inure to the benefit of and be binding upon Licensor, its successors and/or assigns, and on Licensee, its successors and/or assigns. This license and any of the rights or obligations created herein may be assigned, in whole or in part, by Licensee; provided, however, that without the written consent of the Licensor no such assignment shall be permitted to a direct competitor of HJI which manufactures and/or sells fresh juices and/or any other Licensed Goods (as defined in that certain Fresh Juices- License Agreement between Licensor and HJI of even date hereof). Without limiting the generality of the foregoing, it is specifically agreed that any bank, financial institution or other lender or any transferee of any such entity may be substituted for Licensee as a party to this license.

         18. Arbitration. The parties hereby expressly agree that any controversy or claim arising out of or relating to this license, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") in Los Angeles, California, before three (3) arbitrators selected from the panels of arbitrators of the AAA. Any arbitration award shall be final binding and conclusive upon the parties and judgment rendered thereon may be entered in any court having jurisdiction thereof. The prevailing party in any such arbitration shall be entitled to reimbursement from the other party of any expenses (including, without limitation, reasonable attorney's fees) incurred in the connection with such arbitration.

         19. Miscellaneous. Nothing in this license shall be deemed to constitute or create between Licensor or Licensee a partnership, association, joint venture or agency nor shall either party have power or authority to obligate or bind the other in any manner whatsoever, except as expressly provided for herein and neither such party shall make any representation or warranty on behalf or for the other party.

         No change, modification, amendment, addition to this license or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith.

         This license constitutes the entire agreement between the parties and supersedes all prior understandings and agreements regarding the subject matter hereof. Each of the parties acknowledges and agrees that the other has not made and is not making and in executing this license neither party has relied upon any representations, promises or inducements except to the extent that the same are expressly set forth in this License.

         If any clause, paragraph, sections or part of this license shall be held or declared to be void, invalid or illegal for any reason by any court of competent jurisdiction, such provision shall be ineffective but shall not in any way invalidate or affect any other clause, paragraph, section or part of this license.

         This license shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed therein.

         IN WITNESS WHEREOF, the parties have caused this license to be signed as of the date and year first above written



Licensor:         HANSEN'S TRUST
By:               /s/ Gary Hansen, as Trustee
by:               /s/ Anthony Kane, as Trustee


By:               /s/Burton S. Rosky, as Trustee



Licensee:         HANSEN'S JUICE CREATIONS, a LIMITED LIABILITY COMPANY
By:               /s/ Timothy Kane, President
by:               /s/ Harvey Laderman, Chairman



SCHEDULE A
Royalties:

         One percent (1%) of Net sales: